FOR IMMEDIATE RELEASE
                                                              January 27, 2000


                       POINT WEST VENTURES, L.P. ANNOUNCES
                            FOURTH QUARTER FINANCINGS

         SAN FRANCISCO-(January 27, 2000) Point West Ventures,  L.P., a majority owned affiliate of Point West Capital  Corporation (which trades on NASDAQ under the symbol PWCC) today  announced that it closed five new financings  during the fourth quarter of 1999:

         1. $850,000 of convertible  preferred stock and a $2,000,000 receivable factoring line for KB Gear Interactive.  KB Gear (www.kbgear.com)  offers a full line of  award-winning  PC-Enhanced  Gear that links  families with  technology,

including drawing tablets,  digital cameras and learning keyboards. Its products have  received  top ratings from  leading  publications,  including PC Magazine,

Family PC, and MSNBC.com. KB Gear is a privately held company,  headquartered in

Eden Prairie, MN.

         2. $300,000 of convertible  preferred stock of Acteva,  Inc., (formerly

TixToGo).  In addition,  Point West Ventures converted its $200,000  convertible note into preferred stock. Acteva (www.acteva.com) is a self-service marketplace for activities  where sellers  (organizers)  can list,  promote and manage their activities, while buyers (participants) can come to sign up, invite friends, and pay by credit card for registrations,  tickets, dues, sponsorships or donations.

Acteva is a privately held company, headquartered in San Francisco, CA.

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         3. $500,000 of convertible preferred stock of Telenisus, Inc. Telenisus

(www.telenisus.com)  is  a  complete  e-business  Internet  solutions  provider,

offering  four  service  families:  Virtual  Private  Networks  (VPNs),  managed firewall/security services, Web site and application hosting, and e-commerce. By developing,  monitoring and managing the entire solution  end-to-end,  Telenisus ensures  security and  reliability  for its customers.  Telenisus is a privately held company, headquartered in Rolling Meadows, IL.

         4. $250,000 of convertible  preferred  stock of  eCommercial.com,  Inc.

eCommercial.com  (www.ecommercial.com)  is  a  global  provider  of  interactive marketing  automation  solutions including  rich-media messaging to increase the effectiveness  of  Internet  marketing,  advertising,  electronic  commerce  and one-to-one  relationship  marketing.  eCommercial.com's  product  lines  include

Virtual  Prospector  for the sending and tracking of electronic  brochures,  and

Internet  Relationship  Marketing for the  development of online affinity groups via rich media e-mail communications. eCommercial.com trades on the OTC bulletin board under the symbol ECRL.

         5. $100,000 of convertible  preferred stock of Actuality Systems,  Inc.

Actuality Systems (www.  actuality-systems.com)  is developing a device that can project realistic,  volume-filling,  three-dimensional  imagery that can be seen from nearly any angle and without cumbersome goggles.  Actuality Systems,  whose



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chairman  is Rob Ryan,  founder  and former CEO of Ascend  Communications,  is a privately held company based in Reading, MA.

          "We're very excited to be involved  with these  companies.  As well as breaking new ground in their respective fields,  they provide synergies with our strategy of providing  financing  and support for  e-commerce  companies,"  said

Chris Rodskog, Senior Vice President of Point West Ventures.

         Point West Ventures is a Small Business  Investment Company licensed by the Small Business Administration. Point West Ventures provides capital to small businesses  (generally  businesses  whose tangible net worth does not exceed $18 million and whose  average  net income  during the  preceding  two years did not exceed $6 million) whose primary businesses are located in the United States.

         Additional  information  about Point West  Ventures is available on the company's Web site, www.pointwestventures.com, or by calling 415-394-9467.

(KEYWORD CALIFORNIA AND INDUSTRY KEYWORD: Venture Capital,Internet, E-commerce).

CONTACTS:         POINT WEST VENTURES, SAN FRANCISCO.
                  CHRIS RODSKOG, 415/394-9467
                  cpr@pointwestcapital.com